Exhibit 10.32

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated January 14, 2016 (the “Execution Date”), is entered into between Morgans Hotel Group Co., a Delaware corporation (the “Company”), and Josh Fluhr (the “Executive”) (collectively, the “Parties” and each, a “Party”). In addition to the terms defined elsewhere herein, initial capitalized terms have the meanings given to them in Section 29.

WHEREAS, the Executive has performed the duties of Chief Operating Officer (“COO”) of the Company, subject to the terms and conditions set forth in that certain Employment Agreement, dated May 5, 2014 between the Company and the Executive (the “Prior Agreement”).

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement and modify the terms and conditions of Executive’s continued employment with the Company; and

WHEREAS, upon the commencement of the Term, the Prior Agreement shall cease to have any further legal force or effect whatsoever.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1

Position. During the Employment Term, the Executive will serve as the COO of the Company. The employment relationship between the Company and the Executive will be governed by the applicable general employment policies and practices of the Company, including those relating to ethics and business conduct, confidential information, expense reimbursement and avoidance of conflicts (together, the “Company Policies”), except that when any express term of this Agreement is in conflict with the Company Policies, such term of this Agreement will control.

2

Term. The Executive’s employment under this Agreement will commence on January 14, 2016 (the “Effective Date”) and shall continue until terminated by either party as provided in this Agreement (the “Employment Term”).

3

Duties of the Executive. The Executive will report directly to the Company’s Chief Executive Officer or the President or Chairman of the Company if the CEO so designates either the President or Chairman to serve in this role (the “Supervisor”), and have duties, responsibilities and authorities commensurate with the Executive’s title and position, and such duties, responsibilities and authority as may be assigned to the Executive from time to time by the Supervisor.

3.1

During the Employment Term, the Executive will devote the Executive’s best efforts, full attention and energies during normal working time to the business of the Company and the performance of any of the Executive’s duties as set forth herein.

3.2

So long as such activities do not involve a breach of this Agreement and do not interfere with the performance of the Executive’s duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs during the Employment Term and, subject to the prior approval of the Supervisor in the Supervisor’s discretion, serve as a member of the governing board of any such organization. The Executive may retain all fees and other compensation from any such service, and the Company will not reduce the Executive’s compensation by the amount of such fees. Notwithstanding anything herein to the contrary, the Executive may not accept any position during the Employment Term with a for-profit enterprise without the prior written approval of the Supervisor in the Supervisor’s discretion, which approval will not be unreasonably withheld; provided, however, that the determination of reasonableness shall be in the sole discretion of the Company.

4	Compensation.
4.1

Base Salary. During the Employment Term, the Company will pay to the Executive a base salary per annum equal to $400,000, which will be reviewed annually, but may not be decreased, except in the event of a reduction in salaries of Company executives generally (as in effect from time to time, the “Base Salary”). The Base Salary will be payable at the times and in the manner consistent with the Company’s policies regarding compensation of the Company’s executives generally, but in no event less frequently than monthly.

4.2

Annual Discretionary Bonus. With respect to each calendar year during the Employment Term, the Executive will be eligible to receive an annual incentive bonus in accordance with, and subject to, the terms and conditions of the Company’s applicable annual incentive bonus program, in the sole discretion of the Company (the “Annual Discretionary Bonus”). During the Employment Term, the Executive’s target Annual Discretionary Bonus will be 50% of the Executive’s Base Salary, subject to the achievement of applicable performance objectives. Executive’s Annual Discretionary Bonus could potentially be as high as 100% or 150% of Executive’s Base Salary if Executive exceeds or beyond exceeds, respectively, the attainment of specific targets that will be set by the Company’s Compensation Committee. In all cases, Executive must be employed by the Company on the date bonuses are paid to Company employees to be eligible to receive any bonus. Any amount of Executive’s Annual Discretionary Bonus over 50% of his Base Salary will be paid in Morgans Hotel Group Co. restricted stock units (“RSUs”), which RSUs will vest 1/3 on the first anniversary of the date of grant and 1/3 on each of the second and third anniversaries of the date of grant, in each case subject to Executive remaining continuously employed with the Company through each such vesting date except as otherwise provided herein. The terms of the RSU will be subject to the award agreement approved by the Board.

4.3

Equity. Executive will be eligible to participate in the Company’s equity-based incentive plan in amounts and on terms and conditions determined by the Company in its sole discretion and in accordance with the various plan documents and award agreements governing these awards. In addition, the Morgans Hotel Group Co. Board of Directors (the “Board”), has previously granted a one-time grant of RSUs, having a grant date value of $600,000.00, to Executive which RSUs vested 1/3 on the first anniversary of the date of grant and will continue to vest 1/3 on each of the second and third anniversaries of the date of grant, in each case subject to Executive remaining continuously employed with the Company through each such vesting date except as otherwise provided herein.

5	Benefits.
5.1

Employee Benefit Plans. During the Employment Term, subject to the terms and conditions of the applicable plans, the Executive will be eligible to participate in the Company-sponsored group health, major medical, dental, vision, life insurance, 401(k) and other employee welfare benefit plans (the “Employee Benefit Plans”). The Executive acknowledges that the Company reserves the right to amend or terminate any Employee Benefit Plan(s) at any time in its discretion, subject to the terms of such Employee Benefit Plan(s) and applicable law.

5.2

Paid Time Off. During the Employment Term, the Executive will be eligible to participate in the Company’s vacation, holiday and sick, personal and other leave policies as are provided under the Company’s policies applicable to executives generally. During each full fiscal year during the Employment Term, the Executive will be eligible to take five weeks of paid vacation and such personal days and sick days as provided per Company policy. Paid time off will not carry over from one fiscal year to the next, unless authorized in writing by the Supervisor.

5.3

Expenses. During the Employment Term, the Company will pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive during the Employment Term in connection with the Executive’s duties on behalf of the Company in accordance with the Company’s travel and expense policy, as it may be amended from time to time, or any successor policy applicable to executives of the Company, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies.

6	Termination.
6.1

Termination by the Company for Cause or Resignation by the Executive Without Good Reason. If, during the Employment Term, the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, the Executive will not be eligible to receive Base Salary, to receive an Annual Bonus or to participate in any Employee Plans with respect to future periods after the date of such termination or resignation, except for the right to receive (i) accrued but unpaid Base Salary through the date of termination of employment, to be paid in accordance with the Company’s normal payroll practice; (ii) up to four (4) weeks of accrued unused vacation time, to be paid in accordance with the Company’s normal payroll practice; (iii) any unreimbursed business expenses incurred by the Executive prior to the date of termination, to be paid in accordance with the provisions of Section 5.3; (iv) all compensation and benefits payable to the Executive under the terms of the Employee Benefit Plans in which the Executive participated prior to the date of termination of employment, in accordance with the terms of such Employee Plans (the items in clauses (i) through (iv) together, the “Accrued Compensation and Benefits”); and (v) solely in the event of a termination of the Executive’s employment by the Executive without Good Reason, the Company may elect, in its sole discretion, in exchange for the effectuation of the Non-Compete Period (as defined below) following the termination of the Executive’s employment to provide the Executive with six (6) months of salary continuance at the same rate as the Base Salary, less applicable withholdings and deductions.

6.2

Termination by the Company Without Cause or Resignation by the Executive for Good Reason. If, during the Employment Term, the Executive’s employment is terminated by the Company without Cause or the Executive terminates employment for Good Reason (in each case other than due to the Executive’s death or Disability), the Executive will be entitled to receive from the Company, in full satisfaction of the Executive’s rights and any benefits the Executive is entitled to under this Agreement, any other employment arrangement with the Company Group or otherwise, the following, subject to Section 6.7 for the benefits described in clauses (ii)-(vii): (i) the Accrued Compensation and Benefits; (ii) twelve (12) months of salary continuance at the same rate as the Base Salary, less applicable withholdings and deductions; (iii) accelerated vesting of any portion of the RSUs described in Sections 4.2 and 4.3 that remain unvested and outstanding as of the Executive’s termination date (which RSUs thereafter will be settled and payable); (iv) accelerated vesting of a pro rata portion of any other equity-based awards (other than the RSUs described in Sections 4.2 and 4.3) that are subject to solely time-based vesting conditions and are held by Executive at the time of termination (the “Time Vesting Equity Awards”), determined by multiplying the number of shares of Company common stock subject to each such Time Vesting Equity Award by a fraction, the numerator of which is the number of days elapsed since the beginning of the vesting period through the Date of Termination and the denominator of which is the number of total days in the vesting period; (v) continued eligibility for vesting of a pro rata portion of any other equity-based awards (other than the RSUs described in Section 4.3 and any Time Vesting Equity Awards) that are subject to performance-based vesting conditions and are held by Executive at the time of termination (the “Performance Vesting Equity Awards”), with such pro-rata portion determined consistent with clause (v) above, and with the ultimate amount of any such Performance Vesting Equity Awards vesting based upon application of any applicable performance metrics determined by the Company in its sole discretion with respect to such Performance Equity Awards, and otherwise settled in accordance with the applicable award agreement governing such Performance Vesting Equity Awards; (vi) an amount equal to a pro rata share of the Executive’s annual bonus for the year of termination determined by multiplying the annual bonus by a fraction, the numerator of which is the number of days elapsed in the year through the effective date of Executive’s termination and the denominator of which is 365, and based upon application of the performance metrics determined by the Company in its sole discretion with respect to such bonus, and otherwise payable at the same time that annual bonuses in respect of the applicable calendar year are otherwise paid to employees of the Company (the “Pro-Rata Bonus”); and (vii) in the event that the effective date of Executive’s termination occurs after the end of a calendar year worked by Executive and prior to payment of bonuses for that calendar year, the Company will pay Executive his bonus for such calendar year (if any) calculated based upon application of the performance metrics determined by the Company in its sole discretion with respect to such bonus.

6.3

Change in Control. In the event that there is a Change in Control of the Company and the Company or its successor terminates Executive’s employment other than for Cause, or Executive resigns for Good Reason, in either case within twelve (12) months following the Change in Control and other than due to the Executive’s death or Disability, then the Executive will be entitled to receive from the Company, in full satisfaction of the Executive’s rights and any benefits the Executive is entitled to under this Agreement, any other employment arrangement with the Company Group or otherwise, the following, subject to Section 6.7 for the benefits described in clauses (ii)-(vii): (i) the Accrued Compensation and Benefits; (ii) twelve (12) months of salary continuance at the same rate as the Base Salary, less applicable withholdings and deductions; (iii) accelerated vesting of any portion of the RSUs described in Section 4.3 that remain unvested and outstanding as of the Executive’s termination date (which RSUs thereafter will be settled and payable); (iv) in the event of any such termination following the one (1) year anniversary of such Change in Control, treatment of the Executive’s equity awards as set forth in Sections 6.2(iv) and 6.2(v) above; (v) solely in the event of any such termination during the one (1) year period following the Change in Control and in the event that the vesting of any equity awards held by Executive at the time of the Change in Control are not accelerated in connection with such Change in Control, full vesting of such equity awards (or any replacement equity awards issued in respect thereof); (vi) the Pro-Rata Bonus; and (vii) in the event that the effective date of Executive’s termination occurs after the end of a calendar year worked by Executive and prior to payment of bonuses for that calendar year, the Company will pay Executive his bonus for such calendar year (if any) calculated based upon application of the performance metrics determined by the Company in its sole discretion with respect to such bonus.

6.4

Termination by Death. If the Executive dies during the Employment Term, the Executive’s employment will terminate and the Executive’s beneficiary or, if none, the Executive’s estate, will be entitled to receive from the Company (i) the Accrued Compensation and Benefits; (ii) accelerated vesting of a pro rata portion of the Time Vesting Equity Awards, determined by multiplying the number of shares of Company common stock subject to each such Time Vesting Equity Award by a fraction, the numerator of which is the number of days elapsed since the beginning of the vesting period through the Date of Termination and the denominator of which is the number of total days in the vesting period; and (iii) six (6) months of salary continuance at the same rate as the Base Salary, less applicable withholdings and deductions.

6.5

Termination by Disability. If the Executive becomes Disabled during the Employment Term, the Executive’s employment will terminate and the Executive will be entitled to receive from the Company the following, subject to Section 6.6: (i) the Accrued Compensation and Benefits; (ii) accelerated vesting of a pro rata portion of the Time Vesting Equity Awards, determined by multiplying the number of shares of Company common stock subject to each such Time Vesting Equity Award by a fraction, the numerator of which is the number of days elapsed since the beginning of the vesting period through the Date of Termination and the denominator of which is the number of total days in the vesting period; and (iii) six (6) months of salary continuance at the same rate as the Base Salary, less applicable withholdings and deductions.

6.6

Payment Timing & Release Requirement. Continued payment of Base Salary amounts pursuant to Section 6.1, 6.2, 6.3 or 6.5 will be made in equal installments during the six (6) or (12) month period, as applicable, commencing on the date of the Executive’s termination of employment at such times as Base Salary is customarily paid to the Company’s employees, provided that no installment will be paid prior to the first payroll date that is coincident with or next following the 60th day following Executive’s termination date and any installment that otherwise would have been paid during such 60-day period will instead be paid with the first installment paid to the Executive, and provided further that the Company’s obligation to make any such payments is conditioned upon the Executive first executing and delivering to the Company an effective release, substantially in the form attached hereto as Exhibit A (the “Release”), within 59 days after the date of termination of employment, with all periods for revocation therein having expired. Subject to the effectiveness of a timely Release as provided in this Section 6.6, any unpaid bonus amount will be paid when annual bonuses are paid to Company employees if later, but in no event will any such bonus payment be made later than 75 days of the end of the applicable fiscal year.

6.7

Forfeiture. Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder will be forfeited if the Executive breaches Sections 7, 8, 9, or 10; provided that, before invoking this paragraph, the Company will provide the Executive a reasonable time (not to exceed 30 days) to respond to such assertion and, to the extent curable, a right to cure such breach within such time. For the avoidance of doubt, any reasonable time to cure a breach referenced as provided in this Section 6.7 shall not extend the payment dates referenced in Section 6.6.

7

Duty of Loyalty. During the course, and as a result, of the Executive’s employment with the Company, the Executive will have access to Confidential Information; the opportunity to gain close knowledge of, and possible influence over, customers, suppliers, independent contractors and employees of the Company Group; possess in some measure the goodwill of the Company Group; and come to possess an intimate knowledge of the business of the Company Group, including all of its policies, methods, personnel and operations.

8	Confidentiality.
8.1

The Executive acknowledges that, in the course of the Executive’s employment, the Executive will become familiar with the trade secrets, confidential information and other proprietary information concerning the Company Group, including projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, employment pay information and data, research and development, intellectual property, trademarks, customer lists, pricing information, cost data, compensation and fee information, accounting and financing data, and methods of design, marketing, service or procurement, regardless of whether such information has been reduced to documentary form, which the Company and/or an Affiliate treats as confidential or proprietary (collectively, the “Confidential Information”).

8.2

The Executive acknowledges and agrees that any and all Confidential Information will be received and held by the Executive in a confidential capacity. The Executive will not, during the Employment Term and/or at any time thereafter, in any manner, whether directly or indirectly, knowingly use for the Executive’s own benefit or the benefit of any other Person, or disclose, divulge, render or offer, any Confidential Information, except on behalf of the Company in the course of the proper performance of the Executive’s duties hereunder.

8.3

The Executive’s obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any Party, until and unless such Confidential Information has become, through no fault of the Executive, generally known to the public. For purposes of this paragraph, “generally known” means known throughout the domestic U.S. industry or the appropriate foreign country’s or countries’ industry. In the event that the Executive is required by law, regulation, or court order to disclose any of the Confidential Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company Group seeking a protective order or other appropriate remedy from the proper authority at its sole cost and expense. The Executive further agrees to cooperate with the Company Group in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, the Executive will furnish only that portion of the Confidential Information that is legally required, and the Executive will cooperate as reasonably requested by the Company in its efforts and at its sole expense to exercise all reasonable legal efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information.

8.4

The Executive’s obligations under this Section 8 are in addition to, and not in limitation of, all other obligations of confidentiality under the Company Group’s policies and applicable law and regulatory guidance.

9	Restrictive Covenants.
9.1	Non-Competition.
9.1.1

The Executive acknowledges that (A) the Executive’s services are of special, unique and extraordinary value to the Company Group and (B) the Company Group’s ability to accomplish its purposes and to successfully compete in the marketplace depends substantially on the skills and expertise of the Executive. The Executive acknowledges and agrees that the Company Group would be irreparably damaged if the Executive were to not devote substantially all of the Executive’s business time and efforts to the business and affairs of the Company Group during the Employment Term, or were to provide services to any business (whether a corporation or a division of a corporation or similar business unit) which competes with any member of the Company Group. Executive shall have the right to request in writing a reduction, elimination or exception to the restriction in Section 9.1.2 from the Company. The Company’s decision as to whether to grant Executive’s request, which must be made within ten (10) business days of its receipt of the request, will be in the Company’s sole and absolute discretion.

9.1.2

The Executive agrees that, during the Non-Compete Period, the Executive will not, whether alone or jointly, or as an employee, officer, agent, partner, member, stockholder (except of not more than 2% of the outstanding stock of any listed company), investor, consultant, advisor, or independent contractor, directly, indirectly or beneficially, irrespective of whether compensation or other remuneration is provided, for the Executive’s own account or for the benefit of any other Person, engage in any business or entity in the same field of commercial activities as any member of the Company Group, in any instance, anywhere in the world.

9.2

Non-Solicitation. The Executive agrees that, during the Employment Term and for a period of twelve (12) months after the termination date of employment (together, the “Restricted Period”), the Executive will not:

9.2.1

hire, solicit, encourage or otherwise induce any employee, consultant or independent contractor of any member of the Company Group, who provided services to any member of the Company Group within the preceding six months, to terminate his or her employment or other contractual relationship with any member of the Company Group; provided that this provision shall not prohibit the engagement of an independent contractor who does not provide services exclusively to a member of the Company Group if such engagement does not adversely affect the ability of the independent contractor to provide its services to the member or members of the Company Group to which it is then providing services; or
9.2.2

induce or attempt to induce any Person or entity which is a supplier, distributor, guest, travel agent, vendor, customer or otherwise a contracting party of any member of the Company Group at any time during the applicable Restricted Period, to terminate or modify any written or oral agreement or understanding with any member of the Company Group.

9.3

The Executive acknowledges that a violation of the foregoing provisions of Sections 8 and 9 would cause irreparable harm to the Company Group, and that the Company Group’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and any forfeitures under Section 6.7, and without the necessity or proof of actual damages or the posting of a bond, the Company Group will have the right to enforce this Agreement by specific equitable remedies, which will include temporary and permanent injunctions, it being the understanding of the Parties that damages, the forfeitures described above and injunctions will all be proper modes of relief and are not to be considered as alternative remedies.

9.4

If a court at any time determines that any restriction or limitation in this Section 9 is unreasonable or unenforceable, it will be deemed amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.

10	Developments.
10.1

The Executive will make full and prompt disclosure to the Company Group of all inventions, improvements, discoveries, methods, developments, software, mask works and works of authorship, whether patentable or copyrightable or not, (i) which relate to the business(es) of the Company Group and have heretofore been created, made, conceived or reduced to practice by the Executive or under the Executive’s direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company Group’s business(es) and are created, made, conceived or reduced to practice by the Executive or under the Executive’s direction or jointly with others during the Executive’s employment with the Company Group, whether or not during normal working hours or on the premises of the Company Group (all of the foregoing of which are collectively referred to in this Agreement as “Developments”).

10.2

The Executive agrees to assign and hereby assigns to the Company Group (or any Person designated by the Company Group) all of the Executive’s rights, title and interest worldwide in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and any other applications for registration of a proprietary right. This paragraph will not apply to Developments that the Executive developed entirely on the Executive’s own time without using the Company Group’s equipment, supplies, facilities or Confidential Information and that does not, at the time of conception or reduction to practice, have utility in or relate to the Company Group’s business(es), or actual or demonstrably anticipated research or development. To the extent this Agreement is construed in accordance with the laws of any jurisdiction which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph will be interpreted not to apply to any invention which a court rules or the Company agrees falls within such classes but will be interpreted to apply thereto to the maximum extent legally permissible.

10.3

The Executive will cooperate fully with the Company Group, both during and after the Executive’s employment with the Company Group, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and other countries) relating to Developments. The Executive will not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation. The Executive will sign all papers, including copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, and do all things that the Company Group may deem necessary or desirable in order to protect its rights and interests in any Development. If any member of the Company Group is unable, after reasonable effort, to secure the Executive’s signature on any such papers, any executive officer of the Company is expressly authorized to execute any such papers as the Executive’s agent and attorney-in-fact, coupled with interest, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as the Executive’s agent and attorney-in-fact to execute any such papers on the Executive’s behalf and to take any and all other actions as the Company Group may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

11

Remedies. The Executive and the Company acknowledge that the covenants contained in Sections 8, 9 and 10 are reasonable under the circumstances. Accordingly, if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive further acknowledges that the remedy at law available to the Company Group for breach of any of the Executive’s obligations under Sections 8, 9 and 10 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, in addition to any other rights or remedies that the Company Group may have at law, in equity or under this Agreement, upon proof of the Executive’s violation of any such provision of this Agreement, the Company Group will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or the posting of any bond.

12

Company Property. All notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof), advertising, sales, manufacturers’ and other materials or articles or information, including data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind furnished to the Executive by the Company Group or developed, made or compiled by the Executive on behalf of the Company Group or at the Company Group’s direction or for the Company Group’s use or otherwise in connection with the Executive’s employment hereunder, are and will remain the sole property of the Company Group, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage, but excluding materials relating directly to the terms and conditions of the Executive’s employment and the Executive’s performance as an employee of the Company Group (the “Company Property”). If any member of the Company Group requests the return of any Company Property at any time during or at or after the date of termination of employment, the Executive will deliver all such Company Property, including all copies of the same, to the Company as soon as practicable. The provisions of this paragraph apply during and after the period when the Executive is an employee of the Company Group and will be in addition to (and not a limitation of) any legally applicable protections of the Company Group’s interest in Confidential Information, trade secrets and the like.

13

Non-Disparagement. At no time during or after the Employment Term will the Executive utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about any member of the Company Group and/or any of their respective businesses, or any of their respective officers, employees, directors, agents or representatives. The Company shall instruct the Company Parties (as defined below) not to utter, issue or circulate publicly any false or disparaging statements, remarks or rumors of or concerning Executive; provided, however, that nothing herein shall prohibit (a) critical communications between the Executive and the Company Group or Company Parties during the Employment Term and in connection with the Executive’s employment or internal communications by the Company Parties during the Term, (b) the Executive or any Company Party from disclosing truthful information in regulatory filings or if otherwise legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil or governmental investigative demand or similar process) or (c) the parties hereto from acting in good faith to enforce any  rights under the Agreement or any equity agreement.  For purposes of this Agreement, the term “Company Parties” shall mean the members of the Board and executive officers and designated spokespersons of the Company Group, acting in their capacity as representatives of the Company.

14

Continued Availability and Cooperation. Following termination of the Executive’s employment, the Executive will reasonably cooperate with the Company Group and with the Company Group members’ counsel in connection with any present or future actual or threatened litigation, administrative proceeding or investigation involving any member of the Company Group that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company Group. Cooperation will include:

14.1	Being reasonably available for interviews and discussions with the Company Group members’ counsel, as well as for depositions and trial testimony;
14.2

If depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefore, as and to the extent that the Company Group or any Company Group member’s counsel reasonably requests;

14.3	Refraining from impeding in any way the Company Group’s prosecution or defense of such litigation or administrative proceeding; and
14.4	Reasonably cooperating fully in the development and presentation of the Company Group’s prosecution or defense of such litigation or administrative proceeding.
14.5

The Company will reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is authorized in advance in writing by the Company), incurred in connection with any such cooperation, consultation and advice rendered under this Agreement after the Executive’s termination of employment. However, the Executive will not be entitled to any separate compensation for any matter referred to in this Section 14.

15

Dispute Resolution. In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, any Party may refer the dispute to binding arbitration, which, except as expressly provided hereafter, will be the exclusive forum for resolving such claims. Such arbitration will be administered by the American Arbitration Association (the “AAA”) and governed by New York law. The arbitration will be conducted by a single arbitrator selected by the Executive and the Company according to the rules of the AAA. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either the Executive’s or the Company’s request for arbitration, the arbitrator will be chosen by the AAA. The arbitration proceeding will commence on a mutually agreeable date within 90 days after the request for arbitration. The forum for arbitration will be agreed on by the Parties or, in the absence of any agreement, will be in a venue located in New York, New York.

15.1

The Parties agree that each will bear its own costs and attorneys’ fees in any arbitration hereunder. The arbitrator will not have authority to award attorneys’ fees or costs to any Party, except as authorized by statute or ordinance.

15.2

The arbitrator will have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and applicable federal, state and local laws. The decision of the arbitrator will be final and binding on the Parties.

15.3

Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 8, 9 and 10 will be subject to arbitration under this Section 15, but will instead be subject to determination as provided in Section 20.

16

Entire Agreement. No agreements or representations or warranties, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any Party which are not expressly set forth in this Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, including, without limitation, Executive’s prior Employment Agreement dated August 15, 2011 and the Prior Agreement.

17

Withholding of Taxes. The Company will have the right to withhold from any amount payable hereunder any federal, state, city, local or other taxes in order for the Company Group to satisfy any withholding tax obligation it may have under any applicable law, regulation or ruling.

18	Successors and Binding Agreement.
18.1

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including any Person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed “the Company” for purposes of this Agreement), but will not otherwise be assignable or delegable by the Company, except that the Company may assign this Agreement, or may assign its rights and delegate its duties hereunder, to any Person who acquires all of the voting stock of the Company (or to any parent entity thereof).

18.2

This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. If the Executive, dies while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

18.3

This Agreement is personal in nature and neither the Company nor the Executive may, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder, except as expressly provided in Sections 18.1 and 18.2. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.
19

Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses (or at the other address as a Party may specify by notice to the other) to the Company, to the attention of the General Counsel at its principal executive offices, and to the Executive, at the Executive’s principal residence as set forth in the employment records of the Company.

20	Governing Law and Choice of Forum.
20.1	This Agreement will be construed and enforced according to the laws of the State of New York, other than the choice of law provisions thereof.
20.2

To the extent not otherwise provided for by Section 15, the Parties consent to the exclusive jurisdiction of all state and federal courts located in New York, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship. Each Party hereby expressly waives (i) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph, and (ii) any and all objections either may have to venue, including the inconvenience of such forum, in any of such courts. In addition, each Party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

21

Validity/Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable law.

22

Survival. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration or termination of the Employment Term or this Agreement (including those under Sections 8, 9, 10, 11, 12, 13, and 14) will survive any termination or expiration of this Agreement.

23	Subsequent Employment. During the Restricted Period, if the Executive is offered employment or the opportunity to enter into any business activity, whether as owner,

investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, the Executive will inform the offeror of the existence of Sections 8, 9, 10, 11, 12, 13, and 14 of this Agreement and provide the offeror a copy thereof. The Executive authorizes the Company to provide a copy of the relevant provisions of this Agreement to any of the Persons described in this paragraph and to make such Persons aware of the Executive’s obligations under this Agreement. Notwithstanding the foregoing, the Executive has the right to make a written request to the General Counsel of the Company seeking to be relieved of the obligation to provide a specific identified offeror with the notices required under this Section 23, which request the Company has sole discretion to grant or deny.

24	Excise Tax.
24.1

Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change in control of the Company or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

24.2

In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

24.3

For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

24.4

At the time that payments are made under this Agreement, the Company will provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If the Executive objects to the Company’s calculations, the Company will pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 24. All determinations required by this Section 24 (or requested by either the Executive or the Company in connection with this Section 24) will be at the expense of the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 24 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

25	Compliance with Section 409A.
25.1

The Parties intend that any amounts payable under this Agreement, and the Company’s and the Executive’s exercise of authority or discretion hereunder, be exempt from or comply, as applicable, with the provisions of Section 409A of the Code, along with the rules, regulations and guidance promulgated thereunder by the Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”) so as not to subject the Executive to the payment of the additional tax, interest or penalty which may be imposed under Section 409A. In furtherance thereof, to the extent that any provision of this Agreement would result in the Executive being subject to payment of additional tax, interest or penalty under Section 409A, the Parties agree to amend this Agreement if permitted under Section 409A in a manner which does not impose any additional taxes, interest or penalties on Executive in order to bring this Agreement into compliance with Section 409A, without materially changing the economic value of the arrangements under this Agreement to any Party, and thereafter the Parties will interpret its provisions in a manner that complies with Section 409A. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed.

25.2

Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A), at the time of the Executive’s “Separation From Service” (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by the Executive upon Separation From Service would be considered deferred compensation under Section 409A and cannot be paid or provided to the Executive without the Executive incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Executive’s Separation From Service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Executive’s Separation From Service or (ii) the Executive’s death.

25.3

With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in the Executive’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) will be reimbursed by the Executive no later than December 31st of the year following the year in which the Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

25.4	Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A.
25.5

A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a Separation From Service, and notwithstanding anything contained herein to the contrary, the date on which such Separation From Service takes place will be the termination date.

26	Amendment; Waiver.
26.1

This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between the Parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

26.2

No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.

27

Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each Party forever waives any such defense.

28	Headings; Interpretation.
28.1	The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement.
28.2

Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless otherwise indicated, any reference to a “Section” means a Section of this Agreement.

28.3

In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

28.4	The word “including” (in its various forms) means including without limitation. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.
29	Defined Terms. In addition to the terms defined elsewhere herein, the following terms will have the following meanings when used herein with initial capital letters:
29.1

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) will mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise. Unless otherwise indicated, an Affiliate refers to an Affiliate of the Company.

29.2	“Cause” means:
29.2.1	Any act or omission constituting a material breach by the Executive of any provisions of this Agreement;
29.2.2

The willful failure by the Executive to perform the Executive’s duties hereunder (other than any such failure resulting from the Executive’s Disability), after demand for performance is delivered by the Company that identifies in reasonable detail the manner in which the Company believes the Executive has not performed the Executive’s duties, if, within 30 days of such demand, the Executive fails to cure any such failure that is capable of being cured;

29.2.3

Any misconduct by the Executive that is materially injurious to any member of the Company Group, financial or otherwise, or any act of misappropriation, fraud including with respect to any member of the Company Group’s accounting and financial statements, embezzlement or conversion by the Executive of the property of any member of the Company Group;

29.2.4	The conviction (or plea of no contest) of the Executive for any felony or the indictment of the Executive for any felony;
29.2.5	The Executive’s gross negligence, gross neglect of duties or gross insubordination;

29.2.6	The Executive’s commission of any violation of any antifraud provision of federal or state securities laws;
29.2.7	The Executive’s alcohol or prescription or other drug abuse substantially affecting work performance;
29.2.8	The Executive’s violation of the Company’s policies regarding harassment or discrimination; or
29.2.9	The Executive’s material violation of the Company Policies or this Agreement.
29.3	“Change in Control” means the occurrence of a “change in control event” (within the meaning of Section 409A) with respect to Morgans Hotel Group Co.
29.4	“Company Group” means Morgans Hotel Group Co. and its respective Affiliates.
29.5	“Disability” or “Disabled” means:
29.5.1

The Executive’s incapacity due to physical or mental illness to substantially perform the Executive’s duties and the essential functions of the Executive’s position, with or without reasonable accommodation, on a full-time basis for 12 months; or

29.5.2	The Executive becomes eligible to receive benefits under the Company’s applicable long-term disability plan;
29.5.3

Except that, if the Executive does not agree with a determination to terminate the Executive’s employment because of Disability, the question of the Executive’s Disability will be subject to the certification of a qualified medical doctor reasonably agreed upon by the Company and the Executive. The costs of such qualified medical doctor will be paid by the Company.

29.6	“Good Reason” means, without the Executive’s consent:
29.6.1

A material diminution in the Executive’s Base Salary or Target Bonus, other than a general reduction in Base Salary and/or Target Bonus that affects all similarly situated Company executives in substantially the same proportions;

29.6.2	A material diminution in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);

29.6.3	A relocation of the Executive’s principal place of employment by more than 50 miles from the Executive’s principal place of employment as of the signing of this Agreement; or
29.6.4

Any material breach by the Company of this Agreement; provided, however, that the foregoing conditions will constitute Good Reason only if (A) the Executive provides written notice to the Company within 90 days of the initial existence of the condition(s) constituting Good Reason and (2) the Company fails to cure such condition(s) within 30 days after receipt from the Executive of such notice; and provided further, that Good Reason will cease to exist with respect to a condition one year following the initial existence of such condition.

29.7

“Non-Compete Period” means the period commencing on the Effective Date and ending six (6) months after the termination date of the Executive’s employment;  provided, however, that (i) solely in the event the Executive resigns his employment without Good Reason and (ii) the Company does not elect to provide the Executive with base salary continuation as set forth in Section 6.1(v) of this Agreement, the Non-Compete Period shall end on the date of the Executive’s termination of employment.

29.8	“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture or an unincorporated organization.
30

Certain Costs. Each Party will pay and be fully responsible for its own costs and expenses (including costs of professional advisors) in connection with the negotiation, execution, interpretation and enforcement of this Agreement.

31

Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with any member of the Company Group, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by any member of the Company Group pursuant to any such law, government regulation or stock exchange listing requirement).

32

Acknowledgements. The Executive acknowledges and agrees that (i) the Executive has read this Agreement carefully and in its entirety, (ii) the Executive understands the terms and conditions contained herein, (iii) the Executive has had the opportunity to review this Agreement with legal counsel of the Executive’s own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement, and (iv) the Executive is entering into this Agreement knowingly and voluntarily. The Executive acknowledges and agrees that each member of the Company Group is an intended third party beneficiary of this Agreement and, as such, will be entitled to all of the benefits, and will be permitted to enforce its rights, under this Agreement as if such third party were an original party hereto. As an inducement to enter into this Agreement, the Executive represents and warrants as follows: (A) Other than Executive’s August 15, 2011 agreement with the Company and the Prior Agreement, the Executive is not a party to any other agreement or obligation for personal services; (B) there exist no impediments or restraints, contractual or otherwise on the Executive’s power, right or ability to enter into this Agreement and to perform the Executive’s duties and obligations hereunder; and (C) the performance of the Executive’s obligations under this Agreement do not and will not violate or conflict with any agreement relating to confidentiality, non-competition or exclusive employment to which the Executive is or was subject.

33

Resignations. Following the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from the Board, all fiduciary positions (including as trustee) and all other offices and positions the Executive holds with the Company Group; provided, however, that if the Executive refuses to tender the Executive’s resignation after the Board has made such request, then the Board will be empowered to tender the Executive’s resignation from such offices and positions.

IN WITNESS WHEREOF, this Agreement is duly executed as of the Execution Date listed on the first page.

MORGANS HOTEL GROUP CO.

By:

/s/ Richard Szymanski

Name: Richard Szymanski

Title: Chief Financial Officer

January 14, 2016

Date

EXECUTIVE

/s/ Josh Fluhr

Josh Fluhr

January 14, 2016

Date

Exhibit A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

(“Employee”) hereby acknowledges that (“Employer”) is offering Employee certain payments in connection with Employee’s termination of employment pursuant to the employment agreement entered into between Employer and Employee, as amended (the “Employment Agreement”), in exchange for Employee’s promises in this Waiver and Release of Claims Agreement (this “Agreement”).

Severance Payments

1.Employee agrees that Employee will be entitled to receive the applicable severance payments under the Employment Agreement (the “Severance Payments”) only if Employee accepts and does not revoke this Agreement, which requires Employee to release both known and unknown claims.

2.Employee agrees that the Severance Payments tendered under the Employment Agreement constitute fair and adequate consideration for the execution of this Agreement. Employee further agrees that Employee has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and that the Severance Payments are in addition to payments and benefits to which Employee is otherwise entitled.

Claims That Are Being Released

3.Employee agrees that this Agreement constitutes a full and final release by Employee and Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Employee has or may have to date against Employer and any of its parents, subsidiaries, or affiliated entities and their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors, and assigns, arising out of or related to Employee’s employment or the termination thereof, or otherwise based upon acts or events that occurred on or before the date on which Employee signs this Agreement. To the fullest extent allowed by law, Employee hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments. This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local, or other governmental statute, regulation, or ordinance, including, without limitation:

(a)claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, and any and all other federal, state, municipal, local, or foreign equal opportunity laws;

(b)if applicable, claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, and claims for wrongful termination in violation of public policy;

(c)claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s employee benefit plans;

(d)claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

(e)claims of violation of federal, state, municipal, local, or foreign laws concerning leaves of absence, such as the Family and Medical Leave Act, New York State Human Rights Law, and New York City Human Rights Law.

Claims That Are Not Being Released

4.This release does not include any claims that may not be released as a matter of law, and this release does not waive claims or rights that arise after Employee signs this Agreement. Further, this release will not prevent Employee from doing any of the following:

(a)obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Employee lives and works, provided Employee satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that Employee is entitled to such benefits);

(b)asserting any right that is created or preserved by this Agreement, such as Employee’s right to receive the Severance Benefits;

(c)filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, Employee is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Employee’s behalf); or

(d)challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).

Additional Employee Covenants

5.To the extent applicable, Employee confirms and agrees to Employee’s continuing obligations under the Employment Agreement, including, without limitation, following termination of Employee’s employment with Employer. This includes, without limitation, Employee’s continuing obligations under Sections 8-14 of the Employment Agreement.

Voluntary Agreement And Effective Date

6.Employee understands and acknowledges that, by signing this Agreement, Employee is agreeing to all of the provisions stated in this Agreement, and has read and understood each provision.

7.The parties understand and agree that:

(a)Employee will have a period of 21 calendar days in which to decide whether or not to sign this Agreement, and an additional period of seven calendar days after signing in which to revoke this Agreement. If Employee signs this Agreement before the end of such 21-day period, Employee certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 21-day period or (ii) an offer to provide different terms in exchange for signing this Agreement before the end of such 21-day period.

(b)In order to exercise this revocation right, Employee must deliver written notice of revocation to [INSERT COMPANY CONTACT] on or before the seventh calendar day after Employee executes this Agreement. Employee understands that, upon delivery of such notice, this Agreement will terminate and become null and void.

(c)The terms of this Agreement will not take effect or become binding, and Employee will not become entitled to receive the Severance Payments, until that seven-day period has lapsed without revocation by Employee. If Employee elects not to sign this Agreement or revokes it within seven calendar days of signing, Employee will not receive the Severance Payments.

(d)All amounts payable hereunder will be paid in accordance with the applicable terms of the Employment Agreement.

Governing Law

8.This Agreement will be governed by the substantive laws of the State of New York, without regard to conflicts of law, and by federal law where applicable.

9.If any part of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way.

Consultation With Attorney

10.Employee is hereby encouraged and advised to confer with an attorney regarding this Agreement. By signing this Agreement, Employee acknowledges that Employee has consulted, or had an opportunity to consult with, an attorney or a representative of Employee’s choosing, if any, and that Employee is not relying on any advice from Employer or its agents or attorneys in executing this Agreement.

(a)This Agreement was provided to Employee for consideration on [INSERT DATE THIS AGREEMENT PROVIDED TO EMPLOYEE].

PLEASE READ THIS AGREEMENT CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Employee certifies that Employee has read this Agreement and fully and completely understands and comprehends its meaning, purpose, and effect. Employee further states and confirms that Employee has signed this Agreement knowingly and voluntarily and of Employee’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

EMPLOYEE

Date: